Exhibit (k)(6)

ARK VENTURE FUND
AMENDMENT #1 TO THE EXPENSE LIMITATION AGREEMENT

This AMENDMENT (this “Amendment”) is made this 25th day of July 2024 to the Expense Limitation Agreement (the “Agreement”) dated April 1, 2023 between ARK VENTURE FUND, a Delaware statutory trust (the “Fund”), and the investment adviser of the Fund, ARK INVESTMENT MANAGEMENT LLC (the “Adviser”).

WHEREAS, the Fund and the Adviser desire to amend the Agreement to reflect these changes.

NOW THEREFORE, in consideration of the promises and covenants contained herein, the Fund and the Adviser agree to amend the Agreement as follows:

1.	Effective as of the date hereof, Section 4 of the Agreement is hereby deleted in its entirety and replaced with the following:

“This Agreement shall remain in effect until the later of either (i) November 28, 2025 or (ii) the Fund’s average net assets over a 12-month period exceed $250,000,000 unless sooner terminated as provided in Section 5 of this Agreement.”

2.	All other terms and conditions of the Agreement not modified by this Amendment shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the day and year first above written.

ARK VENTURE FUND		ARK INVESTMENT MANAGEMENT LLC

By:	/s/ Thomas G. Staudt	By:	/s/ Catherine D. Wood
Name:	Thomas G. Staudt	Name:	Catherine D. Wood
Title:	President	Title:	Chief Executive Officer/CIO